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                                  Exhibit 11.1

                              THE GOOD GUYS, INC.
                      STATEMENT SETTING FORTH COMPUTATION
                             OF EARNINGS PER SHARE
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                 September 30,  September 30, September 30,
                                                     1996          1995          1994
                                                  -----------------------------------------
 Net Income

1 As presented in the annual report                 ($6,219)     $ 14,166      $ 13,893
  Shares used in per share computation               13,576        13,427        13,164
  Net income per common share and
  common share equivalents                           ($0.46)        $1.06         $1.06
                                                  ========================================

2 Computation of primary and fully dilutive earnings per share including common stock equivalents

 a) Primary earnings per common share
    Weighted average number of shares:

    Common stock (A)                                 13,576        13,427        13,164
    Stock options (B)                                    79           176           270
                                                  ----------------------------------------
    Total                                            13,655        13,603        13,434
                                                  ----------------------------------------
    Primary earnings per share                       ($0.46)        $1.04         $1.03
                                                  ========================================

 b) Fully diluted earnings per share
    Weighted average number of shares:

   Common stock (A)                                  13,576        13,427        13,164
   Stock options (B)                                     79           177           271
                                                   ----------------------------------------
   Total                                             13,655        13,604        13,435
                                                  ========================================
    Fully diluted earnings per share                 ($0.46)        $1.04         $1.03
                                                  ========================================

A) The weighted average number of common shares outstanding during the year has been computed by taking the number of days each share is outstanding and dividing by the number of days in the year.

B) Stock options used in the primary earnings per share are calculated using the average market price. Stock options in fully diluted earnings per share are calculated using the higher of the ending market price or the average market price.